Exhibit 3.1
ARTICLES OF AMENDMENT
TO THE
RESTATED
ARTICLES OF INCORPORATION
OF
WEC ENERGY GROUP, INC.,
AS AMENDED

The undersigned does hereby certify to the following:

1.    The name of the corporation is WEC Energy Group, Inc.

2.    Article III(A) of the Restated Articles of Incorporation, as last amended effective June 29, 2015, is hereby amended to read in its entirety as set forth below:

“A.    Authorized Number and Classes of Shares

The aggregate number of shares which the corporation shall have authority to issue is Six Hundred and Sixty-Five Million (665,000,000) shares, consisting of Six Hundred and Fifty Million (650,000,000) shares of Common Stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock") and Fifteen Million (15,000,000) shares of Preferred Stock of the par value of One Cent ($.01) per share (hereinafter called the "Preferred Stock").”

3.    The foregoing amendment was adopted on May 9, 2024.

4.    The foregoing amendment was adopted in accordance with §180.1003 of the Wisconsin Statutes.

5.    This amendment shall be effective as of 5:00 p.m. Central Time on May 9, 2024.

IN WITNESS WHEREOF, WEC Energy Group, Inc. has caused this certificate to be duly executed in its corporate name this 9th day of May 2024.

WEC ENERGY GROUP, INC.
By:	/s/ Margaret C. Kelsey
Margaret C. Kelsey
Executive Vice President, Corporate Secretary and General Counsel

This document was drafted by:
Ryan P. Morrison
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, WI 53202